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SCHEDULE 14A
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JPMORGAN CHASE & CO.
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             Mikael Grubb
            Managing Director
Head of Investor Relations
May 5, 2025
Glass Lewis
100 Pine Street, Suite 1925
San Francisco, CA 94111

RE: JPM RFS - Comments on Glass Lewis research published on our 2025 Annual Meeting

We are writing to Glass Lewis to provide our comments and response to your analysis and recommendation to shareholders regarding “Proposal 4: Support for an independent board chairman” in your proxy research report (“GL Report”). We will also file this letter with the Securities and Exchange Commission to make it available to shareholders. For more information, the Firm’s Proxy Statement (“Proxy”) can be found online here and the Proxy Supplemental Presentation (“Supplement”) can be found online here.
We believe the current GL Report merits a revised analysis and recommendation for the following reasons:
Proposal 4: Shareholder Proposal Support for an Independent Chair
While we recognize that Glass Lewis believes an independent chair “is nearly always preferable,” the GL Report omits the JPMorgan Board’s clearly disclosed rationale and key reasons particular to JPMorgan (“JPM” or the “Firm”). We believe the Board has demonstrated why the general Glass Lewis benchmark policy default preference should not apply here and why our shareholders should not support this proposal.
1.The proponent asserts that whenever possible, the Chairman of the Board shall be independent. However, the empirical evidence the proponent provides does not demonstrate a significant relationship between separated Chair and CEO roles and company performance. In contrast, the current JPM Board leadership structure, a combined CEO / Chair role complemented by the strong Lead Independent Director (“LID”), has overseen long-term, strong financial performance and continued, meaningful progress on key initiatives and effective execution on strategic priorities. It is also noteworthy that JPM routinely outperforms peers and companies with independent chairs.
a.Notably, the Firm has routinely delivered greater Return on Tangible Common Equity (“ROTCE”) versus peers, in addition to greater Total Shareholder Return (“TSR”) versus relevant indexes under the leadership structure of our combined CEO / Chair and Lead Independent Director as outlined in the Proxy on pages 42 and 87.
b.These results also contradict Glass Lewis’ general description of “an independent chair as better able to oversee the executives of the Company and set a pro-shareholder agenda…” We believe that these results are tangible evidence of the Board’s commitment to shareholder interests.
2.In 2022, the Board sought shareholder feedback and in response, enhanced the Firm’s Corporate Governance Principles to reflect the Board’s determination that, “Upon the next Chief Executive Officer transition, the general policy of the Board shall be that the Chair and Chief Executive Officer positions shall be separate…” The Board believes this policy best serves the Firm and its shareholders because it focuses on enabling an orderly CEO transition to take place in the medium-term.
3.Glass Lewis incorrectly generalizes that the proposal has “received growing support in recent years.” Contrary to this claim, the proposal received notably lower support in 2022, 2023 and 2024 after the Board enhanced the Corporate Governance Principles (relative to 2021).
277 Park Avenue, New York, NY 10172
mikael.grubb@jpmchase.com

JPMorganChase
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4.Glass Lewis does not consider the proposal’s series of inaccurate statements in its analysis. First, the proposal claims that the 2021 shareholder proposal calling for an Independent Chair, which received 47% support “can be considered a 50%+ majority vote at JPM.” As the Firm noted in its Proxy response, this proposal “did not, in fact, receive majority support.” Second, the proposal claims the Board of Directors “disingenuously put forth a deceptive policy, to dupe shareholders…” As outlined in the Proxy, page 87, these statements are “demonstrably false.”
5.Glass Lewis acknowledges the Firm’s enhanced Corporate Governance Principles with the general policy to separate the Chair and CEO roles at the next CEO transition. However, Glass Lewis fails to acknowledge the Firm’s Corporate Governance Principles that require a Lead Independent Director when the position of Chair is not held by an independent director, which is a best corporate governance practice. Moreover, the GL Report does not consider that shareholders have demonstrated overwhelming support for the current Lead Independent Director, Stephen B. Burke, who has received more than 90% of shareholder votes in each election during his tenure as LID.
6. And Glass Lewis notes the LID’s duties and responsibilities to guide the Board’s annual self-assessment but fails to credit the importance of the commitment to ongoing evaluation and determination of the best leadership structure. The Board believes there is no clear consensus about ideal leadership structures. A market practice study shows the majority of the 100-largest U.S. public companies listed on the NYSE and Nasdaq have a combined CEO / Chair role; approximately 30% of the minority of those companies with separate roles do not have an independent chair.
7.Glass Lewis claims the JPM Board should have “some level of flexibility to account for the Company’s unique circumstances.” However its analysis discounts the JPM Board’s commitment to annual reconsideration of the leadership structure and ignores the circumstances necessary to facilitate an orderly CEO transition. If adopted, the proposal would eliminate the Board’s flexibility to use the insight captured during each annual assessment to make the best-informed decision about leadership structure, which is critical to the Board's ability to fulfill its fiduciary duties.
8.It is unclear what the proponent intends in suggesting that the Firm adopt a “Temporary Chairman” – this is not a standard corporate governance practice and would undermine the authority of the Chair role at JPM.

SUMMARY
Without an analysis of the above factors, the GL Report’s recommendations do not appear to provide shareholders and Glass Lewis clients with a balanced and transparent account of the Board’s rationale for why shareholders should not support these proposals.
Based on the foregoing, we request that Glass Lewis conduct a review of the facts and provide an updated analysis and recommendation that addresses these concerns and omissions.
Yours sincerely,
Mikael Grubb
277 Park Avenue, New York, NY 10172
mikael.grubb@jpmchase.com

JPMorganChase